Exhibit 10.2

TERMINATION OF SUBLEASE
This Termination of Sublease (this “Agreement”) is entered into as of the 31st day of July, 2017 by and between MACANDREWS & FORBES GROUP, LLC, having an address at 35 East 62 Street, New York, New York 10065 (“Sublandlord”), and SIGA TECHNOLOGIES, INC., having an address at 35 East 62 Street, New York, New York 10065 (“Subtenant”).
WHEREAS, Subtenant and Sublandlord are parties to that certain Sublease dated January 9, 2013 (the “Sublease”), which concerns a portion of the seventeenth (17th) floor of the building (as more fully described in the Sublease) located at 660 Madison Avenue, New York, New York (the “Sublease Premises”);
WHEREAS, Sublandlord has entered into a new sublease with GPS Investment Partners, LLC dated June 30, 2017 for the Sublease Premises (the “GPS Sublease”); and
WHEREAS, it is the desire of the parties hereto to cancel the Sublease and release each other from the obligations thereunder, effective as of the Termination Date (hereafter defined).
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:
1.Termination of Sublease. The Sublease shall be canceled and terminated upon commencement of the GPS Sublease ( for the purposes hereof, the “Termination Date”), and Subtenant agrees to surrender possession of, and all of Subtenant’s right, title and interest in and to, the Sublease Premises to Sublandlord on said Termination Date as though said Termination Date were the date set forth in the Sublease as the expiration of the Sublease term; and in order to wholly extinguish the term of the Sublease, Subtenant hereby gives, grants and surrenders unto Sublandlord, Sublandlord’s heirs, distributees, personal representatives, successors and assigns, the Sublease, the Sublease Premises, all leasehold improvements in the Sublease Premises and all of Subtenant’s right, title and interest therein as of the Termination Date, TO HAVE AND TO HOLD unto Sublandlord, Sublandlord’s heirs, distributees, personal representatives, successors and assigns forever. Sublandlord agrees to accept the surrender of the Sublease Premises and agrees to the cancellation and termination of the Sublease as of the Termination Date, subject to the terms and provisions of this Agreement.
2.Condition of the Sublease Premises. Sublandlord agrees to accept the Sublease Premises “as is” and “where is.”
3.Release. From and after the Termination Date, Subtenant and Sublandlord hereby release each other from any liability under the Sublease.
4.Rent Discrepancy. Subtenant acknowledges and agrees that Rent and Additional Rent due and owing under the GPS Sublease will not be sufficient to cover the Rent and Additional Rent due under the Overlease. Consequently, there will be a rent deficiency between the Rent and Additional Rent due and owing under the GPS Sublease and the Overlease (“Rent Discrepancy”). To remediate the Rent Discrepancy, Subtenant agrees to pay to Sublandlord any and all Rent

Discrepancy on a monthly basis within ten (10) days of receipt of written notice regarding same from Sublandlord.
5.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.
6.Counterparts. This Agreement may be executed in two or more counterparts, which when taken together shall constitute one and the same instrument.
7.Broker. Sublandlord and Subtenant represent to each other that neither is obligated to compensate any broker in connection with the negotiation or execution of this Agreement. Sublandlord and Subtenant shall indemnify and hold each other harmless from and against any loss, cost, expense or damage arising from any claim for commission or other compensation made by any broker claiming by, through or under such indemnifying party.
8.Due Authority. Subtenant represents and warrants to Sublandlord that Subtenant has the full right and authority to enter into this Agreement and to fulfill the covenants set forth in this Agreement. Sublandlord represents and warrants to Subtenant that Sublandlord has the full right and authority to enter into this Agreement and to fulfill the covenants set forth in this Agreement.
9.Survival. All of the provisions of this Agreement shall survive the termination of the Sublease.
10.Entire Agreement. This Agreement contains the entire agreement of the parties with regard to the subject matter hereof and there are no other understandings, written or oral, between the parties relating to the subject matter of this Agreement.
11.Defined Terms. All capitalized terms herein shall have the meaning as defined in the Sublease unless stated to the contrary herein.
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IN WITNESS WHEREOF, said parties have duly executed this Agreement as of the date first set forth above.

SUBLANDLORD: MACANDREWS & FORBES GROUP, LLC
By:	/s/ Paul G. Savas
Its:	Executive Vice President and
Chief Financial Officer

SUBTENANT: SIGA TECHNOLOGIES, INC.
By:	/s/ Daniel J. Luckshire
Its:	Executive Vice President and
Chief Financial Officer